Exhibit 10.13
NON-EMPLOYEE DIRECTOR CHANGE OF CONTROL PLAN

Adopted January 22, 2002

This Non-Employee Director Change of Control Plan (this “Plan”) was adopted by the Board of Directors of Vitria Corporation (the “Company”) at a meeting held in Sunnyvale, California on January 22, 2002.

BACKGROUND OF THE PLAN

The Company draws upon the knowledge, experience and objective advice of its non-employee directors (“Directors”) in order to manage its business for the benefit of the Company’s stockholders.

Due to the widespread awareness of the possibility of mergers, acquisitions and other strategic alliances, change of control is increasingly an issue in competitive recruitment and retention efforts.

The Company recognizes that a change of control or other event that could substantially change the nature and structure of the Company, could result in uncertainty regarding the consequences of such an event and could adversely affect the Company’s ability to attract, retain and motivate its outside directors.

The Company initiated a project in mid-summer 2001 to evaluate existing Company plans and policies, industry practices and possible standard approaches to the retention and severance of key Directors and directors in the event of a change of control of the Company.

On January 22, 2002, the Retention Plan was approved and ratified by the Company’s Board of Directors.

1.	GENERAL

1.1    Defined terms.    Capitalized terms used in this Plan shall have the meanings set forth in section 4, unless the context clearly requires a different meaning.

1.2    Purpose.    The purpose of this Plan is to aid the Company in attracting, retaining and motivating its Non-Employee Directors by providing specified benefits in the event of a Change of Control.

1.3    No employment agreement.    This Plan does not obligate the Company to continue to retain any Director for any specific period of time.

2.	CHANGE OF CONTROL EVENT

2.1    Acceleration of Incentive Plan Awards.

2.1.1    Acceleration at Covered Termination for Directors.    All outstanding stock options granted and restricted stock or performance shares issued by the Company prior to the Change of Control to a Director shall have their vesting accelerated by 100% as of the date of the Change of Control.

2.2.2    Acceleration upon non-assumption in a Change of Control.    If there is a Change of Control transaction in which outstanding stock options granted and restricted stock or performance shares issued by the Company to any Director prior to the transaction are not fully assumed by the Successor, or replaced by fully equivalent substitute options, restricted stock or performance shares, then (1) all such options and restricted stock or performance shares shall have their vesting fully accelerated so as to be 100% vested prior to the effective date of the Change of Control, and (2) the Company shall provide reasonable prior written notice to Director of (a) the date such unexercised options will terminate, and (b) the period during which Director may exercise the fully vested options. Alternatively, the Company may elect to deliver to Director on the effective date of the Change of Control a cash payment equal to the difference between (i) the aggregate exercise price of Director’s unexercised options, restricted stock or performance shares, and (ii) the value of the consideration deliverable for an equivalent number of shares as a result of the Change of Control transaction.

3.	DEFINITIONS

3.1    Capitalized terms defined.    Capitalized terms used in this Plan shall have the meanings set forth in this section 3, unless the context clearly requires a different meaning.

3.2    “Change of Control” means:

(a)  any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;

(b)  the Company is party to a merger or consolidation which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 30% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(c)  the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction having similar effect);

(d)  the dissolution or liquidation of the Company.

3.3    “Company” means Vitria Technology, Inc. and, following a Change of Control, any Successor that agrees to assume, or otherwise becomes bound to by operation of law, all the terms and provisions of this Plan.

3.4    “Effective Date” means January 22, 2002.

3.5    “Director” or “Non-Employee Director” means a member of Board of Directors at the time of the Change who is not employed by the Company and who is considered an outside director.

3.6    “Successor” means any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.

4.	ARBITRATION

4.1    Disputes subject to arbitration.    Any claim, dispute or controversy arising out of this Plan, the interpretation, validity or enforceability of this Plan, or the alleged breach thereof shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration by a single mutually-agreeable arbitrator, in Santa Clara County, California, conducted by the Judicial Arbitration Mediation Services (“JAMS”) or its successor. By participating in this Plan, Director hereby agrees and the Company hereby agrees to this arbitration procedure and each party waives its rights to resolve any such dispute through a trial by judge or jury or by administrative proceeding. The arbitrator (a) shall have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law, and (b) shall issue a written arbitration decision including the arbitrator’s essential findings and conclusion and a statement of the award. Nothing in this section 8.1 is intended to prevent the Company or its employees from obtaining injunctive relief in court to prevent irreparable harm regardless of the status of an arbitration proceeding. The Company shall pay all arbitration fees.

4.2    Site of arbitration.    The site of the arbitration proceeding shall be Santa Clara County, California.

5.	INTERPRETATION

This Plan shall be interpreted in accordance with and governed by the laws of the State of California as applied to contracts entered into and entirely to be performed within that state, except to the extent preempted by applicable federal law.

6.	SUCCESSORS AND ASSIGNS

6.1    Successor of the Company.    The Company will require any Successor expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement shall be a material breach of this Plan.

6.2    No assignment of rights.    Except as set forth in section 11.3, the interest of any Director in this Plan or in any distribution to be made under this Plan may not be assigned, pledged, alienated, anticipated, or otherwise encumbered (either at law or in equity) and shall not be subject to attachment, bankruptcy, garnishment, levy, execution, or other legal or equitable process. Any act in violation of this section 11.2 shall be void.

6.3    Heirs and representatives of Director.    An Director’s rights under this Plan shall inure to the benefit of and be enforceable by an Director’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

7.	FEDERAL EXCISE TAX UNDER IRC SECTION 4999

If any payment or benefit Director would receive in connection with a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total amount, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Director’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Director elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant of Director’s stock awards unless Director elects in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company and Director shall jointly appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with the services contemplated by this section 3.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Director within fifteen (15) calendar days after the date on which Director’s right to a Payment is triggered (if requested at that time by the Company or Director) or such other time as requested by the Company or Director. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Director with an opinion reasonably acceptable to Director that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Director.

If, notwithstanding any reduction described in this section 3, the Internal Revenue Service (“IRS”) determines that Director is liable for the Excise Tax as a result of the receipt of the Payment, then Director shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Director challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest amount, if any, as shall be required to be paid to the Company so that Director’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the Payment shall be zero if a Repayment Amount of more than zero would not result in Director’s net after-tax proceeds with respect to the Payment being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Director shall pay the Excise Tax.

Notwithstanding any other provision of this section 3, if (i) there is a reduction in the Payment as described in this section 3.2, (ii) the IRS later determines that Director is liable for the Excise Tax, the payment of which would result in the maximization of Director’s net after-tax proceeds (calculated as if Director’s benefits previously had not been reduced), and (iii) Director pays the Excise Tax, then the Company shall pay to Director those benefits that were reduced pursuant to this section 3.2 contemporaneously or as soon as administratively possible after Director pays the Excise Tax so that Director’s net after-tax proceeds with respect to the payment of benefits is maximized, unless such payment cannot be made pursuant to the Company’s stock plans.

8.	NOTICES

For purposes of this Plan, notices and all other communications permitted or provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:
Vitria Technology, Inc.
Attention: General Counsel
945 Stewart Drive
Sunnyvale, CA 94086

And if to Director, at the most recent address recorded in the records of the Company. Either party may provide the other with notices of change of address, which shall be effective upon receipt.

9.	VALIDITY

Invalid provisions.    If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

10.	AMENDMENT, SUSPENSION OR TERMINATION

At any time after the Effective Date of this Plan and prior to the date sixty (60) days before the earlier of (1) the date that the Company first publicly announces it is conducting negotiations that could lead to a Change of Control, or (2) the date that the Company enters into a definitive agreement that would result in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies), the Board of Directors of the Company shall have the right to amend, suspend or terminate this Plan at any time and for any reason. Notwithstanding the preceding sentence, however, no amendment or termination of this Plan shall reduce any Director’s rights or benefits that have accrued and become payable under this Plan before the date the amendment is adopted or this Plan is terminated, as appropriate.

11.	EFFECTIVE DATE

The Effective Date of this Plan is January 22, 2002.

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